EXHIBIT 99.1

Plug Power Announces Fourth Quarter and Year-End 2011 Financial Results

LATHAM, N.Y., March 8, 2012 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today reported its financial results for the fourth quarter and year-end 2011.

Plug Power is pleased to announce its order results for 2011. For the full year, Plug Power received orders for $46.1 million from material handling customers; $18.1 million worth of those orders were received during the fourth quarter. The 2,503 GenDrive unit order total in 2011 represents almost a five fold increase over the 543 GenDrive unit orders in 2010.

The 2011 orders include:

  First time customers in North America: Associated Wholesale Grocers , Proctor and Gamble and Kroger;
  Repeat customers in North America: Walmart Canada, Walmart USA, Sysco, Coca-Cola, Wegmans and BMW; and
  Global expansion into Europe: Air Liquide, who received Plug Power's first CE-certified products.

Plug Power enters 2012 with a backlog of more than 1,900 GenDrive units representing approximately $36.0 million in revenue.

The Company now has more than 2,000 GenDrive fuel cell units deployed at live customer sites. Units shipped during the fourth quarter include its next-generation GenDrive architecture products. The new offering is designed to increase reliability and improve lift and towing capacity. The simplified GenDrive features 30 percent fewer components; GenDrive product options now provide customers with a flexible, more cost-effective solution to meet fleet requirements.

In 2011 Plug Power announced the formation of a joint venture with Axane, an Air Liquide subsidiary to develop the European market for fuel cell powered forklift trucks. The JV formation was finalized in February 2012 and is formally known as HyPulsion. Plug Power projects that the market opportunity in Europe is larger than North America.

"The sales momentum that the Company experienced in 2011 is continuing in 2012," said Andy Marsh, CEO at Plug Power. "The fuel cell industry is going through a full-fledged renaissance, as applications from lift trucks to automobiles to on-site power generation become more broadly deployed. Our technology provides sustainability and measurable operational benefits to our distribution and manufacturing customers, driving GenDrive unit adoption and contributing to the overall success of the fuel cell market."

Financial Results

Net loss for the fourth quarter of 2011 and year ended December 31, 2011 was $7.2 million and $27.5 million, respectively. On a per share basis the loss for the quarter and the year was $0.32 and $1.46, respectively, on a basic and diluted basis. This compares with a net loss of $8.6 million, or $0.65 per share, for the fourth quarter of 2010 and net loss of $47.0 million, or $3.58 per share for the full year 2010.

Total revenue for the fourth quarter and year ended December 31, 2011 was $11.9 million and $27.6 million, respectively. This compares to total revenue of $6.2 million and $19.5 million for the same periods of 2010. Product and service revenue for the fourth quarter and year ended December 31, 2011 was $11.3 million and $23.2 million, respectively. This compares to $5.5 million and $15.7 million for the same periods of 2010. Research and development contract revenue for the quarter and year ended December 31, 2011 was $0.5 million and $3.9 million, respectively. This compares to $0.7 million and $3.6 million for the same periods of 2010.

Total cost of revenue for the fourth quarter of 2011 was $12.2 million, comprised of $11.5 million for product and service cost of revenue and $0.7 million for R&D contract cost of revenue. For the full year 2011, total cost of revenue was $36.9 million, comprised of $30.7 million for product and service cost of revenue and $6.2 million for R&D contract cost of revenue. Prior year comparable numbers for the fourth quarter were $9.0 million for total cost of revenue, comprised of $7.9 million for product and service cost of revenue and $1.1 million for R&D contract cost of revenue. Prior full year comparable numbers were $29.5 million for total cost of revenue, comprised of $23.1 million for product and service cost of revenue and $6.4 million for R&D contract cost of revenue.

R&D expenses for the fourth quarter and year ended December 31, 2011 were $2.0 million and $5.7 million, respectively. This compares to the fourth quarter and year ended December 31, 2010 of $0.9 million and $12.9 million, respectively. The overall decline in R&D expenses is related to our corporate restructuring plan, and our transition from a development stage enterprise focused on research and development to a company focused on the commercial production of our products.

Selling, general and administrative (SG&A) expenses for the fourth quarter and year ended December 31, 2011 were $3.5 million and $14.5 million, respectively. This compares to SG&A expenses in the fourth quarter and year ended December 31, 2010 of $7.7 million and $25.6 million, respectively. These figures include charges of $3.7 million and $10.2 million for the fourth quarter and year ended December 31, 2010 for restructuring charges and related asset write-offs in Plug Power Canada. Additionally, $0.6 million was expensed for amortization of intangible assets during the fourth quarter of 2011 compared to $0.6 million for the fourth quarter of 2010. For the full year, $2.3 million was expensed for amortization of intangible assets compared to $2.3 million in 2010.

Gain on sale of assets for the year ended December 31, 2011 was $0.7 million. In December, 2010, the Company assigned all of its rights, title and interest in its leased property to Somerset Capital Group, Ltd. (Somerset). During the quarter ended September 30, 2011 the contingent provisions of the assignment were met, and the remaining gain on the transaction was recognized. Gain on sale of assets was $3.2 million for the fourth quarter and year ended December 31, 2010. Effective October 26, 2010, the Company licensed the intellectual property relating to its stationary power products, GenCore® and GenSys®, to IdaTech plc on a non-exclusive basis.  As part of the transaction, Plug Power also sold inventory, equipment and certain other assets related to its stationary power business.  Total consideration for the licensing and assets was net against costs incurred to close the deal, and was recorded to gain on sale of assets.

Cash and Liquidity

Net cash used in operating activities for the fourth quarter and year ended December 31, 2011 was $14.2 million and $33.3 million, respectively. On December 31, 2011, Plug Power had cash and cash equivalents of $13.9 million and net working capital of $19.4 million. This compares to $21.4 million and $23.7 million, respectively, at December 31, 2010.

The accompanying financial statements and reconciliation tables provide additional information on the Company's year-to-date performance as it relates to the full year 2011 milestones previously announced.

Conference Call

Plug Power has scheduled a conference call today at 10:00 am ET to review the Company's results for the 2011 fourth quarter and year-end results. Interested parties are invited to listen to the conference call by calling 877.407.8291.

The webcast can be accessed by going directly to the Plug Power Web site (www.plugpower.com) and selecting the conference call link on the home page. A playback of the call will be available online for a period following the call.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for Plug Power's key accounts, including Walmart, Sysco and Coca-Cola.  With more than 2,000 GenDrive units shipped to material handling customers, accumulating over 5.5 million hours of runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding increased reliability and improved lift and towing capacity of Plug Power's GenDrive product, and Plug Power's expectations regarding its HyPulsion joint venture. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power's control and that may cause Plug Power's actual results to differ materially from the expectations in Plug Power's forward-looking statements including the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing Plug Power's products and its ability to raise the necessary capital to fund such development costs; the cost and availability of fuel and fueling infrastructures for Plug Power's products; market acceptance of Plug Power's GenDrive system; Plug Power's ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power's products; Plug Power's ability to develop commercially viable products; Plug Power's ability to reduce product and manufacturing costs; Plug Power's ability to successfully expand its product lines; Plug Power's ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power's ability to manufacture products on a large-scale commercial basis; Plug Power's ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under "Item IA-Risk Factors" in (i) Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission ("SEC") on March 31, 2011 and (ii) in Plug Power's quarterly report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 9, 2011, as well as in the other reports Plug Power files from time to time with the SEC.  Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Plug Power Inc.
Financial Highlights

Balance Sheets (Dollars in thousands):
(unaudited)
	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$ 13,857	$ 10,955
Available-for-sale securities	-	10,403
Accounts receivable	13,389	4,196
Inventory	10,355	10,539
Assets held for sale	-	1,000
Prepaid expenses and other current assets	1,894	1,585

Total current assets	39,495	38,678

Restricted cash	-	525
Property, plant and equipment, net	8,687	9,839
Investment in leased property	-	263
Intangible assets, net	7,474	9,872

Total assets	$ 55,656	$ 59,177

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 4,669	$ 3,560
Accrued expenses	3,173	4,336
Product warranty reserve	1,211	863
Borrowings under line of credit	5,405	-
Current portion long term debt	-	10
Deferred revenue	5,542	4,350
Other current liabilities	80	1,901

Total current liabilities	20,080	15,020

Common stock warrant liability	5,321	-
Other liabilities	1,219	1,244

Total liabilities	26,620	16,264

Stockholders' equity	29,036	42,913

Total liabilities and stockholders' equity	$ 55,656	$ 59,177

Statements of Operations (Dollars in thousands):	Three months ended December 31,		Twelve months ended December 31,
(unaudited)
	2011	2010	2011	2010
Revenue
Product and service revenue	$ 11,296	$ 5,454	$ 23,223	$ 15,739
Research and development contract revenue	544	655	3,886	3,598
Licensed technology revenue	27	136	517	136
Total revenue	11,867	6,245	27,626	19,473

Cost of revenue and expenses
Cost of product and service revenue	11,482	7,936	30,669	23,111
Cost of research and development contract revenue	726	1,080	6,232	6,371
Research and development expense	2,008	947	5,656	12,901
Selling, general and administrative expense	3,495	7,744	14,546	25,573
Gain on sale of assets	--	(3,218)	(673)	(3,218)
Amortization of intangible assets	568	572	2,323	2,264

Operating loss	(6,412)	(8,816)	(31,127)	(47,529)

Interest and other income and net realized losses from
available-for-sale securities	27	304	248	1,057
Change in fair value of warrant liability	(758)	-	3,447	-
Change in fair value of auction rate securities repurchase agreement	-	-	-	(5,978)
Net trading gain	-	-	-	5,978
Interest and other expense and foreign currency gain (loss)	(25)	(81)	(22)	(487)

Net loss	$ (7,168)	$ (8,593)	$ (27,454)	$ (46,959)

Loss per share: Basic and diluted	$ (0.32)	$ (0.65)	$ (1.46)	$ (3.58)

Weighted average number of common shares outstanding *	22,743,388	13,180,507	18,778,066	13,123,162

* - Share information for the prior periods has been retroactively adjusted to reflect the May 19, 2011 one-for-ten reverse stock split of the Company's common stock.

Plug Power Inc.
Reconciliation of Non-GAAP financial measures

Reconciliation of Reported Net loss to EBITDAS

	Three months ended December 31,		Twelve months ended December 31,

	2011	2010	2011	2010

Operating loss, as reported	$ (6,412)	$ (8,816)	$ (31,127)	$ (47,529)

Stock based compensation	(150)	(160)	1,452	1,175
Depreciation and amortization	1,100	3,198	4,455	7,233

EBITDAS	$ (5,462)	$ (5,778)	$ (25,220)	$ (39,121)

EBITDAS is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and charges for equity compensation. EBITDAS is a non-GAAP measure of our financial performance and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Reconciliation of Gross margin percentage to Adjusted gross margin percentage

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010

Total revenues, as reported	$ 11,867	$ 6,245	$ 27,626	$ 19,473

Licensed technology revenue	(27)	(136)	(517)	(136)
Deferred revenue recognized from previous reporting periods	(598)	(325)	(1,606)	(2,529)
Current invoiceable value of shipments, recorded to deferred revenue	556	1,183	1,369	2,418

Total revenues, as adjusted	$ 11,798	$ 6,967	$ 26,872	$ 19,226

Total cost of product and service revenue and cost of research and development revenue	$ 12,208	$ 9,016	$ 36,901	$ 29,482

Gross margin percentage	(2.9%)	(44.4%)	(33.6%)	(51.4%)

Adjusted gross margin percentage	(3.5%)	(29.4%)	(37.3%)	(53.3%)

Gross margin percentage is a financial ratio used to indicate the relationship between cost of sales and total revenue. We use the term adjusted gross margin percentage to refer to total revenue, as adjusted, less total cost of product and service revenue and total cost of research and development contract revenue as a percentage of total revenues, as adjusted. This non-GAAP financial measure allows management to view gross margin percentage as if revenue had been fully recognized upon invoicing. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate short-term and long-term profitability trends.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.

Plug Power Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended
	December 31,
	2011	2010
Cash Flows From Operating Activities:
Net loss	$ (27,454)	$ (46,959)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,132	4,969
Amortization of intangible asset	2,323	2,264
Loss on disposal of property, plant and equipment	309	87
Stock-based compensation	1,452	1,175
Gain on sale of leased assets	(673)	290
Provision for bad debts	--	10
Realized loss on available for sale securities	22	--
Net unrealized gains on trading securities	--	(5,978)
Change in fair value of auction rate debt securities repurchase agreement	--	5,978
Change in fair value of warrant liability	(3,447)	--
Changes in assets and liabilities:
Accounts receivable	(9,193)	(2,193)
Inventory	1,438	(4,410)
Prepaid expenses and other current assets	(310)	1,624
Accounts payable, accrued expenses, product warranty reserve and other liabilities	(1,101)	2,619
Deferred revenue	1,192	(247)
Net cash used in operating activities	(33,310)	(40,771)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(1,326)	(1,100)
Investment in leased property	--	(2,233)
Proceeds from the sale of leased assets	673	3,221
Restricted cash	525	1,740
Proceeds from disposal of property, plant and equipment	47	122
Proceeds from trading securities	--	59,375
Proceeds from maturities and sales of available-for-sale securities	10,399	79,754
Purchases of available-for-sale securities	--	(42,312)
Net cash provided by investing activities	10,318	98,567

Cash Flows From Financing Activities:
Purchase of treasury stock	(158)	(441)
Proceeds from issuance of common stock and warrants	22,584	--
Stock issuance costs	(1,891)	--
Proceeds (repayment) from borrowings under line of credit	5,405	(59,375)
Principal payments on long-term debt	(10)	(1,561)
Net cash provided by (used in) financing activities	25,930	(61,377)

Effect of exchange rate changes on cash	(36)	(45)
Increase (decrease) in cash and cash equivalents	2,902	(3,626)
Cash and cash equivalents, beginning of period	10,955	14,581

Cash and cash equivalents, end of period	$ 13,857	$ 10,955
CONTACT: Media Contact:
         Reid Hislop
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1360
         media@plugpower.com

         Investor Relations Contact:
         Cathy Yudzevich
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1448
         investors@plugpower.com